Exhibit E
Put and Call and Transfer Restriction Agreement
[See Attached]
Exhibit E

EXECUTION VERSION
PUT AND CALL AND TRANSFER RESTRICTION AGREEMENT
     This Put and Call and Transfer Restriction Agreement (this “Agreement”) is made and entered into as of August 18, 2011, by and among Retail & Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC”), Stratford Capital Partners, L.P., a Texas limited partnership (“Stratford”), and TLL Partners, L.L.C., a Delaware limited liability company (“TLLP”).
RECITALS:
     WHEREAS, concurrently with the execution hereof, (a) Stratford is acquiring 15 million (15,000,000) shares of common stock of Teletouch Communications, Inc. (“Teletouch”) from TLLP (the “Stratford Shares”), and (b) RRGC is acquiring ten million (10,000,000) shares of common stock of Teletouch from TLLP (the “RRGC Shares,” and together with the Stratford Shares, the “Shares”); and
     WHEREAS, pursuant to that certain Heads of Terms dated August 11, 2011 (the “Heads of Terms”), the parties have agreed to enter into this Agreement to provide for (a) a call option (the “Call Option”) in favor of TLLP which will permit TLLP for a period beginning on the date hereof and ending at 6:00 p.m. Dallas, Texas time on November 16, 2012 (the “Call Option Period”) to purchase some or all of such (i) Stratford Shares from Stratford and (ii) RRGC Shares from RRGC, in each case at an exercise price of $1.00 per share, and (b) a put option (the “Put Option”) in favor of each of Stratford and RRGC to sell to TLLP for a period beginning on November 17, 2012, and ending at 6:00 p.m. Dallas, Texas time on December 16, 2012 (the “Put Option Period”) some or all of such Stratford Shares or RRGC Shares, as applicable, at an exercise price of $1.00 per Share, in each case, subject to adjustment as provided herein.
     NOW, THEREFORE, in consideration of the foregoing premises, and in further consideration of the mutual agreements and undertakings set forth herein, the parties hereto agree as follows:
AGREEMENT:
     Section 1. Definition of “Shares.” As used herein, the Shares shall include any and all other securities into which the Shares are converted or which are distributed in respect of the Shares, and any references to the number of shares or the Put Price or Call Price (in each case as defined below) shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into shares of Teletouch), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Teletouch occurring on or after the date hereof, to provide to the parties the same economic effect as contemplated hereunder prior to such event. For the avoidance of doubt, the Stratford Shares shall not include the 2,610,000 shares of Teletouch common stock held by Stratford as of the date hereof and the RRGC Shares shall not include the 1,740,000 shares of Teletouch common stock held by RRGC as of the date hereof (collectively, the “Excluded Shares”), or any securities into which the Excluded Shares are converted or exchanged, or which are distributed in respect of the Excluded Shares.

     Section 2. The Call Option. (a) Stratford hereby grants to TLLP the right and option, exercisable by giving notice (a “Call Option Notice”) to Stratford during the Call Option Period and upon the terms and conditions and in the manner hereinafter provided, to require Stratford to sell to TLLP all or any part of the Stratford Shares held by Stratford as of the date the Call Option Notice is received by Stratford for a price of $1.00 per share (as adjusted as provided in Section 1, the “Call Price”).
     (b) RRGC hereby grants to TLLP the right and option, exercisable by giving a Call Option Notice to RRGC during the Call Option Period and upon the terms and conditions and in the manner hereinafter provided, to require RRGC to sell to TLLP all or any part of the RRGC Shares held by RRGC or by the SBA as of that date such notice is delivered by RRGC for the Call Price.
     (c) Any exercise of the Call Option by TLLP shall be pro rata between RRGC and Stratford in proportion to their initial holdings of Shares and then, if applicable, 100% to the remaining holder of Shares.
     (d) The parties acknowledge that the RRGC Shares are subject to a lien in favor of the Small Business Administration (“SBA”), and that, upon exercise of the Call Option by TLLP, RRGC shall use its best efforts to obtain the RRGC Shares subject to such Call Option, from the SBA, on a timely basis after TLLP has exercised the Call Option.
     Section 3. The Put Options. (a) TLLP hereby grants to Stratford the right and option, exercisable by giving notice (a “Put Option Notice”) to TLLP during the Put Option Period, and upon the terms and conditions and in the manner hereinafter provided, to require TLLP to repurchase from Stratford all or any portion of the Stratford Shares held by Stratford at the termination of the Call Option Period and not subject to a valid Call Option Notice for a price of $1.00 per share (as adjusted as provided in Section 1, the “Put Price”).
     (b) TLLP hereby grants to RRGC the right and option, exercisable by giving a Put Option Notice to TLLP during the Put Option Period, and upon the terms and conditions and in the manner hereinafter provided, to require TLLP to repurchase from RRGC all or any portion of the RRGC Shares held by RRGC at the termination of the Call Option Period and not subject to a valid Call Option Notice for the Put Price.
     (c) The obligation of TLLP to pay for any and all Shares subject to the Put Option shall be recourse only to TLLP and its assets, and shall not be recourse to any other person or entity, including without limitation, a director, manager, employee, officer, member or affiliate of TLLP (absent fraud or willful misconduct).
     (d) The Put Price payable for Shares by TLLP upon the exercise of the Put Option by either RRGC or Stratford shall be reduced to the extent that the average sales price received by such party for the sale of any Shares from the date of the Heads of Terms through the exercise by such party of the Put Option has exceeded the Put Price. For the avoidance of doubt, if RRGC or Stratford have sold Shares to a third party for an amount per share in excess of the Put Price, then the Put Price paid by TLLP for the Shares subject to the Put Option Notice shall be reduced as provided herein such that the aggregate amount of proceeds to be received by RRGC and/or

Stratford for the sale of all the Shares sold by such party (including such party’s Shares subject to the Put Option Notice) shall not exceed $15,000,000, in the aggregate, with respect to Stratford and $10 million, in the aggregate, with respect to RRGC.
     (e) The obligation of TLLP to pay the put price under the Put Option will be secured by a perfected pledge (the “Pledge”) over the assets of TLLP, including without limitation, the common stock of Teletouch and the membership interests in GPSi, LLC held by TLLP (the “Pledged Shares,” which excludes the Excluded TLLP-Owned Shares (as defined below)), cash, cash equivalents, and any deposit accounts, but excluding for all purposes one million (1,000,000) shares of common stock in Teletouch (the “Excluded TLLP-Owned Shares”). TLLP shall be entitled to sell the Pledged Shares free of such lien in transactions in which the buyer is an unrelated third party to the extent the proceeds are used to pay Reimbursable Expenses (as defined in that certain Pledge and Security Agreement of even date herewith, by and among TLLP, as Grantor, and RRGC and Stratford, collectively as the Secured Parties), in each case subject to presentation to Stratford and RRGC of invoices or other documentation reasonably sufficient to establish the validity of such Reimbursable Expenses. Subject to the receipt of such invoices and other documentation, Stratford and RRGC shall release such Pledged Shares promptly upon request but only concurrently with a sale of the relevant shares.
     Section 4. Closings. At any time a Call Option or Put Option is duly exercised in accordance herewith, the closing (each a “Closing”) of the sale of the applicable Shares shall occur at 10:00 a.m., Dallas, Texas time, on the tenth business day (a “Closing Date”) after the date of delivery of the applicable Put Option Notice or Call Option Notice or at such other time mutually agreed to in writing by the applicable parties. Each Closing shall take place at the offices of Vinson & Elkins L.L.P. in Dallas, Texas, or at such other place mutually agreed to in writing by the applicable parties. At each Closing, TLLP shall pay the Call Price or the Put Price in cash (by wire transfer of immediately available funds or by certified or cashier’s check) upon delivery by Stratford and/or RRGC, as applicable, to TLLP of certificates evidencing the Shares to be transferred at such Closing. Such certificates shall be duly endorsed for transfer to TLLP. By delivery of such certificates to TLLP, Stratford or RRGC, as applicable, shall be deemed to represent and warrant to TLLP that the transferred Shares are owned free and clear of all liens, claims, security interests or other encumbrances. By delivery of the Put Price or Call Price, as applicable, TLLP shall be deemed to represent and warrant that such Shares are being purchased for investment and not with a view to the distribution thereof.
     Section 5. Further Assurances. Promptly following an exercise of the Put Option or the Call Option made in accordance with the terms hereof, each of the parties shall take all actions necessary or appropriate under applicable laws, including, but not limited to, federal and state securities laws, to enable TLLP to purchase the Shares being sold and purchased pursuant to the terms of this Agreement, and, if TLLP cannot lawfully purchase all of the subject Shares on the scheduled Closing Date, TLLP shall purchase the maximum number of subject Shares that it may lawfully purchase on such date and shall purchase the remainder of the subject Shares at the earliest possible time or times thereafter when it can lawfully do so, and RRGC shall cause the SBA to release any and all liens on the Shares.
     Section 6. Restriction on Transfers of Shares. During the Call Option Period, each of RRGC and Stratford shall be permitted to sell, distribute or otherwise transfer its Shares free and clear of the options rights set forth herein; provided that, notwithstanding anything to the contrary contained herein, for a period beginning on today’s date and ending at 6:00 p.m. on March 16, 2011, Stratford and RRGC agree that they will not distribute their Shares and, so long as Teletouch has performed and is performing its obligations under the Registration Rights Agreement, they will not sell or otherwise dispose of their Shares. It is agreed that the Call Option and the Put Option shall only apply to the Shares then owned by RRGC and Stratford and for the purpose of determining whether any sale, distribution or other transfer of Shares by RRGC or Stratford has occurred, all sales, distribution and transfers made by Stratford or RRGC during the Option Period will be deemed to be made first from the Excluded Shares.
     Section 7. Transfer of Shares is Subject to FCC Approval. Notwithstanding anything to the contrary contained herein, all transfers of the Shares as the result of an exercise of the Call Option or the Put Option as provided herein, are subject to the approval of the FCC, if necessary. The parties understand that the failure of the FCC to approve the transfers resulting from the Call Option or the Put Option shall not be a breach of this Agreement. At any time after the date hereof and not less than thirty (30) days prior to the end of the Call Option Period, TLLP shall use commercially reasonable efforts to cause Teletouch to apply to the FCC for approval of any change in ownership that would be required as a result of the exercise of the Call Options or the Put Options, and each party shall reasonably cooperate as necessary with submitting such application for approval on a timely basis.
     Section 8. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed duly given, effective (a) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (b) when sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation thereof, (c) when delivered, if delivered personally to the intended recipient, and (d) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed, if to TLLP, to:
TLL Partners, L.L.C.
5718 Airport Freeway
Fort Worth, TX 76117
Attention: Robert M. McMurrey
Fax: (817) 654-6672
with a copy to:
Bracewell & Giuliani LLP
1445 Ross Avenue, Suite 3800
Dallas, TX 75202-2711
Attention: K. Brock Bailey
Fax: (214) 758-1076

if to RRGC, to:
Retail & Restaurant Growth Capital, L.P.
2701 E. Plano Pkwy, Suite 200
Plano, TX 75074
Attention: Ray Hemmig
Fax: (214) 291-2473
Email: rhemmig@rrgcsbic.com
if to Stratford, to:
Stratford Capital Partners, L.P.
c/o HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attention: Dave Knickel
Fax: (214) 720-7888
Email: dknickel@hmcapital.com
with a copy to:
Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201
Attention: Billy Young
Fax: (214) 999-7972
     Any party may change the address to which notices or other communications hereunder are to be delivered by giving notice in the manner herein set forth.
     Section 9. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 10. Binding Effect; Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations of TLLP hereunder may be assigned or delegated by TLLP without the prior written consent of Stratford or RRGC, as applicable. Neither this Agreement nor any rights or obligations of Stratford or RRGC may be assigned or delegated without the prior written consent of TLLP.

     Section 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law rules of such state.
     Section 12. Counterparts; Third Party Beneficiaries. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto other than the heirs, personal representatives, successors and permitted assigns of the parties hereto.
     Section 13. Entire Agreement. This Agreement, together with the Pledge, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof, including the Heads of Terms.
     Section 14. Construction. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. This Agreement has been fully negotiated by the parties through their legal counsel. Accordingly, in interpreting this Agreement, the rule of interpretation requiring that documents be construed against the draftsman shall be inapplicable. Further, all additions or deletions of provisions from any and all drafts of this Agreement shall be of no force or effect in interpreting the terms of this Agreement or the intentions of the parties hereto.
     Section 15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 16. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.
     Section 17. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

RETAIL & RESTAURANT GROWTH CAPITAL, L.P. By: Retail & Restaurant Growth Partners, its general partner By: Retail & Restaurant Growth Management, Inc., its general partner

By:	/s/ Joseph L. Harberg
	Name:	Joseph L. Harberg
	Title:	President

STRATFORD CAPITAL PARTNERS, L.P. By: Stratford Capital GP Associates L.P., its general partner By: Stratford Capital Corporation, its general partner
By:	/s/ David W. Knickel
	Name:	David W. Knickel
	Title:	Vice President

TLL PARTNERS, L.L.C.
By:	/s/ Robert M. McMurrey
	Name:	Robert M. McMurrey
	Title:	Sole Manager

[Signature Page to Put and Call and Transfer Restriction Agreement]